UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HERITAGE BANKSHARES, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE BANKSHARES, INC.

150 GRANBY STREET, NORFOLK, VA 23510

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 14, 2012

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Heritage Bankshares, Inc. (the “Company”) will be held at 10:00 a.m. local time, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on Thursday, June 14, 2012, for the following purposes:

1. Election of Directors. To elect to the Board of Directors of the Company five (5) “Class 3” directors to serve three-year terms until the 2015 Annual Meeting of Shareholders.

2. Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of Elliott Davis LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

3. Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only holders of record of our common stock at the close of business on April 16, 2012 are entitled to notice of, and to vote at, the 2012 Annual Meeting of Shareholders or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. The Board of Directors unanimously recommends that shareholders vote “FOR” approval of each of the above items.

By Order of the Board of Directors,

/s/ Michael S. Ives
Michael S. Ives, President &
Chief Executive Officer

Dated in Norfolk, Virginia and mailed

the 26th day of April, 2012

IMPORTANT NOTE: YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES IN “STREET NAME” THROUGH A BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY ANY METHOD SPECIFIED ON THE VOTING INSTRUCTION FORM PROVIDED BY OR ON BEHALF OF THE BROKER OR NOMINEE.

HERITAGE BANKSHARES, INC.

150 Granby Street

Norfolk, Virginia 23510

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 14, 2012

This Proxy Statement is being furnished to our common shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the form of the enclosed Proxy Card for use at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. local time, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on Thursday, June 14, 2012. This Proxy Statement and the accompanying Proxy Card will be first mailed to shareholders on or about April 26, 2012.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “the Company,” “we”, “us”, “our” and similar terms refer to Heritage Bankshares, Inc. Our wholly-owned banking subsidiary, Heritage Bank, is referred to as the “Bank.”

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

At the Annual Meeting, holders of our common stock on the Record Date for the meeting, identified below, will consider and vote on the following Proposals to:

•

Proposal One: Elect to the Board of Directors of the Company five (5) “Class 3” directors to serve three-year terms until the 2015 Annual Meeting of Shareholders (see “Proposal One: Election of Directors” beginning on page 4);

•

Proposal Two: Ratify the appointment of Elliott Davis LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012 (see “Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 24); and

•	Transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” each of the above Proposals.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON JUNE 14, 2012

The Notice of 2012 Annual Meeting, Proxy Statement, Annual Report on Form 10-K, Annual Report of the Company (and President’s Report to Stockholders) and Proxy Card are available at http:///https://materials.proxyvote.com/42721M.

GENERAL INFORMATION

Record Date and Voting Rights

The Board of Directors has established the close of business on April 16, 2012 as the “Record Date” to determine which of our shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. A total of 2,305,965 shares of our common stock were outstanding on the Record Date, and each outstanding share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Only shareholders of record of our common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

Please note that, under Virginia law, shareholders are not entitled to appraisal rights with respect to any of the Proposals presented in this Proxy Statement.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxies for the Annual Meeting, including costs of preparing and mailing this Proxy Statement and related materials. We are requesting that brokers, banks and other nominees forward copies of our proxy solicitation materials to their customers and request their voting instructions, and if requested we will reimburse those persons for their reasonable out-of-pocket expenses in doing so. In addition to solicitation by mailing these materials, our directors, officers and employees may solicit proxies, either personally, by telephone or by other methods of communication, but they will not receive any additional compensation for doing so.

How You Can Vote at the Annual Meeting

Individual Voting. If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways:

•	You can attend the Annual Meeting and vote in person.

•	You can sign and return the Proxy Card enclosed with this Proxy Statement and appoint the “proxies” named therein to vote your shares for you at the Annual Meeting.

Broker Voting. If your shares of our common stock are held for you in “street name” by a broker or other nominee, your broker or nominee is the record holder of your shares and is required to vote your shares for you even though you are the beneficial owner of your shares. Brokers, as the record holders of shares, are permitted to vote on “routine” matters without instructions from the beneficial owner of the shares; however, brokers may not vote on “non-routine” matters unless they have been provided with instructions by the beneficial owners. Important Note: Due to recent rule changes enacted by the New York Stock Exchange and the Securities and Exchange Commission (“SEC”), voting for directors in uncontested elections is no longer considered a “routine” matter. Therefore, brokers will not be permitted to cast votes on Proposal One, the election of directors, without instructions from their customers (i.e., the beneficial owners of our shares). The rules regarding broker discretionary voting currently do not affect a broker’s ability to use its discretion to cast votes on uninstructed shares in connection with Proposal Two, the ratification of the appointment of our independent registered public accounting firm, as it continues to be considered a “routine” matter.

If you hold your shares of common stock in “street name” with a broker or other nominee, you will receive instructions from the broker or nominee that you must follow for your shares to be voted. Please follow those instructions carefully to ensure that your shares are voted in accordance with your wishes on the matters presented in this Proxy Statement.

Revocation of Proxy; How You Can Change Your Vote

If you execute and deliver a Proxy Card, you have the power to subsequently revoke the proxy appointed therein and change your vote by (i) executing a Proxy Card dated as of a later date and delivering it to our Secretary prior to the Annual Meeting, (ii) providing our Secretary with written notice prior to the Annual Meeting of your desire to revoke your proxy or change your vote or (iii) attending the Annual Meeting, notifying our Secretary that you wish to revoke your proxy and voting your shares in person. Simply attending the Annual Meeting will not revoke your proxy.

Quorum and Voting Procedures and Requirements

Quorum. A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the Annual Meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any given issue(s). Once a share is represented for any purpose at the Annual Meeting, it will be treated as present for quorum purposes for all purposes for the remainder of the meeting and for any adjournments thereof.

Voting Procedure. When you execute and deliver a Proxy Card you appoint Peter M. Meredith, Jr. and Harvey W. Roberts, III as your representatives (“proxies”) at the Annual Meeting. Messrs. Meredith and Roberts will vote your proxy as you have instructed them on the Proxy Card. If you submit a valid proxy but do not specify how you would like it to be voted, Messrs. Meredith and Roberts will vote your proxy for (i) the election to the Board of Directors all of the nominees listed below under “Election of Directors”; and (ii) the ratification of the selection of our independent registered public accounting firm for the year ending December 31, 2012. We are not aware of any other matters to be considered at the Annual Meeting. However, if any other matters do come before the Annual Meeting, Messrs. Meredith and Roberts will vote your proxy on such matters in accordance with their judgment.

Please see “How You Can Vote at the Annual Meeting — Broker Voting” above for additional information regarding the voting procedure for shares of our common stock held in “street name”.

Approval Requirements. Assuming in each case that a quorum is present:

•

With respect to Proposal One, the election of directors, the directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the individuals who receive the highest number of votes will be selected as directors up to the maximum number of directors to be elected at the meeting.

•

With respect to Proposal Two, the ratification of our independent registered public accounting firm, the proposal will be approved if the number of shares of common stock voted in favor of the proposal exceed the number of shares of common stock voted against the proposal.

Abstentions and “Broker Non-Votes”. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the Annual Meeting. A “broker non-vote” occurs when your shares are held by a broker or other nominee and are voted on one or more matters at the Annual Meeting but are not voted by the broker or nominee on a “non-routine” matter because you have not given the broker or nominee voting instructions on that matter. Neither abstentions nor “broker non-votes” will be considered to be participating in the voting and therefore will have no effect on the election of directors or the ratification of our independent registered public accounting firm.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be fixed by resolution of the Board of Directors, with no fewer than twelve (12) and no more than twenty-one (21) directors, and the Board of Directors currently consists of fourteen (14) persons. The Bylaws further provide that the Board of Directors will be divided into three (3) classes, as nearly equal in number as possible. Each class serves for a term of three (3) years and until their successors are elected and qualified.

At the Annual Meeting, five (5) directors comprising “Class 3” directors will be elected to serve until the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified. The Nominating Committee nominated all of the “Class 3” nominees for election to the Board of Directors at the Annual Meeting, and all of the nominees currently serve as members of the Board and have consented to be named and have indicated their intent to serve if elected.

The following table sets forth certain information as of the Record Date with respect to each nominee and incumbent director of the Company, including age, the year he or she first became a director and the Board committees on which each such director currently sits.

Name	Age	Served as a Director Since	Board Committees

Nominees for “Class 3” Directors Whose Terms Will Expire in 2015

Lisa F. Chandler	57	1998	Audit Committee

Stephen A. Johnsen	66	1984	Compensation Committee (Chairman) Nominating Committee Executive Committee

Thomas G. Johnson, III	42	2002	Compensation Committee

Charles R. Malbon, Jr.	62	2005	Compensation Committee Nominating Committee Executive Committee

L. Allan Parrott, Jr.	46	2002	Audit Committee Executive Committee

Incumbent “Class 1” Directors Whose Terms Will Expire in 2013

James A. Cummings	69	1992	Audit Committee

Michael S. Ives	59	2005	Executive Committee

David L. Kaufman	56	2005	Compensation Committee

Peter M. Meredith, Jr.*	60	1992	Nominating Committee (Chairman) Compensation Committee (ex officio) Executive Committee (Chairman)

Harvey W. Roberts, III	67	1993	Audit Committee Nominating Committee Executive Committee

Incumbent “Class 2” Directors Whose Terms Will Expire in 2014

David A. Arias	50	2010	Audit Committee

F. Dudley Fulton	63	1988	Audit Committee (Chairman)

Name	Age	Served as a Director Since	Board Committees

Donald E. Perry	72	2009	Compensation Committee Nominating Committee

Ross C. Reeves	63	1994	Nominating Committee Executive Committee

*	Mr. Meredith also has served as a Director of Waterside Capital Corporation (“Waterside”), a reporting company located in Norfolk, Virginia, since 1994. Mr. Meredith also currently serves as Chairman of the Board of Waterside.

Director Background and Qualifications

The criteria that our Nominating Committee considers in evaluating whether or not a given individual would be an effective member of our Board of Directors, including the consideration of diversity, are discussed in this Proxy Statement in more detail below under “Board Committees — Nominating Committee”. The particular experience, qualifications, attributes or skills that led the Board to conclude that each member is qualified to serve on the Board of Directors are described in detail below:

Nominees for Election as Directors

Lisa F. Chandler. Ms. Chandler is Executive Vice President of Nancy Chandler Associates, Inc., a residential real estate firm serving all of Hampton Roads, and oversees numerous management and operational functions for the firm. Ms. Chandler is active in a great number of professional, civic and charitable organizations; among many other roles, she is currently President of the Greater Norfolk Corporation, as well as a member of the National Association of Realtors, the Virginia Association of Realtors and the Hampton Roads Realtors Association, and she serves on the Planning Commission for the City of Norfolk and on the Board of Directors of the ODU Real Estate Foundation. Ms. Chandler has served as a director since 1998 and is a member of our Audit Committee. The Company believes that Ms. Chandler’s qualifications to sit on the Board of Directors include her success in the residential real estate business, which complements nicely other Board members’ commercial real estate expertise, her active role in professional, civic and charitable organizations within our community and her many years of service to the Company.

Stephen A. Johnsen. Mr. Johnsen is the Executive Vice President of Brown & Brown Flagship, a commercial insurance agency specializing in design, placement and service of insurance for large marine operations, a variety of corporate enterprises and commercial fishing vessels along the Atlantic and Gulf Coasts. Mr. Johnsen founded the company in 1978 and has guided it to its current status as a full service insurance provider. Prior to his agency career, Mr. Johnsen worked in various capacities for the Marine Office of America Corporation, a large U. S. insurance carrier. Mr. Johnsen is very active in a number of professional and civic endeavors, currently serving as a member of the Society of Naval Architects and Marine Engineers, the East Coast Fisheries Association, the Propeller Club of the Port of Norfolk, South Tidewater Ship Repairers Association, the Hampton Roads Marine Association and the Hampton Roads Chamber of Commerce. Mr. Johnsen is our longest-tenured director, having served since 1984, and currently chairs our Compensation Committee and also serves as a member of our Nominating Committee and our Executive Committee. The Company believes that Mr. Johnsen’s qualifications to sit on the Board of Directors include his general background in all manner of insurance products, his management and operational experience developed through founding, running and managing a successful insurance firm and his professional and civic activities with the community, together with his long-time service to the Company.

Thomas G. Johnson, III. Mr. Johnson is Senior Vice President of Development for S.L. Nusbaum Realty Co., focusing on commercial sales, leasing and development. Mr. Johnson has been with S.L. Nusbaum since 1993, and in the last ten years he has led the Nusbaum project team focusing on build-to-suit development. During that time, Mr. Johnson has been involved as a principal and managing partner for approximately twenty multi-million dollar real estate developments. Prior to joining S.L. Nusbaum, Mr. Johnson was an investment banking analyst with Robinson-Humphrey Co. in Atlanta, specializing in corporate finance transactions. Mr. Johnson serves on the Board of Directors of Hampton Roads Association of Commercial Real Estate, the Norfolk Forum and the Virginia Stage Company, and he is the former treasurer and a former board member of the Norfolk Botanical Gardens. Mr. Johnson has been a director since 2002 and serves on our Compensation Committee. The Company believes that Mr. Johnson’s qualifications to sit on the Board of Directors include his experience as a successful real estate development executive, his investment banking experience, his contacts within the business community and his active role in professional, civic and charitable organizations.

Charles L. Malbon, Jr. Mr. Malbon served as President of Tank Lines, Inc., an oil distributor based in Virginia Beach, until the sale of the company in 2009. Mr. Malbon was a board member of CENIT Bancorp prior to its sale, and he has been a director of the Company since 2005 and currently serves as a member of our Compensation Committee, Nominating Committee and Executive Committee. The Company believes that Mr. Malbon’s qualifications to sit on the Board of Directors include his operational and management experience developed as a successful small business owner, his prior service as a board member of other financial institutions and his knowledge of and activities within the community.

L. Allan Parrott, Jr. Mr. Parrott is the President of Tidewater Fleet Supply, LLC, a full-line automotive, truck and heavy equipment parts distributor serving customers in Southeastern Virginia, Richmond and Northeastern North Carolina, whose customers include federal, state and local governments as well as fleets and installers. Before that, Mr. Parrott was an attorney in private practice locally. Mr. Parrott has been a director since 2002 and also serves on our Audit Committee and Executive Committee. The Company believes that Mr. Parrott’s qualifications to sit on the Board of Directors include his leadership in the growth and development of a successful small business, his financial and analytical skills and his many years of service to the Company.

Continuing Directors

David A. Arias. Mr. Arias serves as President and Chief Operating Officer of Swimways Corporation, a family-owned, Virginia Beach-based leisure and recreational water products manufacturer that boasts distribution in over 35,000 storefronts worldwide. Mr. Arias is very active in the community, including his involvement in Operation Smile, the United Way of South Hampton Roads and numerous other philanthropic and civic organizations. Mr. Arias was elected to the Board in 2010, and serves on our Audit Committee; prior to his election to the Board of Directors of the Company, Mr. Arias served as a member of the Bank’s Board of Directors for nearly two years, a position he still holds. The Company believes that Mr. Arias’ qualifications to sit on the Board of Directors include his leadership of an exceptionally successful business enterprise with national and international operations, his general financial, management and operational acumen and his involvement in the community.

F. Dudley Fulton. Mr. Fulton is retired from his position as an executive with USI Insurance Services, one of the largest insurance brokerage firms in the United States, in 2011. As a principal with Henderson & Phillips, Incorporated, a Norfolk-based insurance agency, Mr. Fulton successively led the sale of the agency to USI in 1996. Following the sale and until his retirement last year, Mr. Fulton served as an executive of USI fulfilling a number of roles, first serving as President & Chief Executive Officer of the post-sale Henderson & Phillips subsidiary and then as President & Chief Executive Officer of USI’s Mid-Atlantic Insurance Services business, before transitioning into the broader executive role that he held until his retirement. Prior to entering the insurance field, Mr. Fulton was a respected commercial bank lending officer. Mr. Fulton has been a Company director for over twenty years and also chairs our Audit Committee. The Company believes that Mr. Fulton’s qualifications to sit on the Board of Directors include his financial expertise, his management and operational experience developed through the successful stewardship of a regional insurance firm and executive experience as part of a large national insurance conglomerate, as well as his prior banking experience, and his long tenure as a member of our Board of Directors.

Donald E. Perry. Mr. Perry is President and owner of Continental Properties Corporation, a commercial real estate investment and development company that he founded in 1973. In 1996, Mr. Perry founded Continental Realty Services, a brokerage and property management sister company, which complements the services of Continental Property Corp. Under Mr. Perry’s direction, the company has been actively involved in all aspects of commercial real estate investment and development for nearly forty years. Before commencing his real estate career, Mr. Perry gained valuable insight into the banking regulatory landscape through service at the Federal Reserve Bank of Richmond, working for close to five years as a bank examiner and an internal auditor. Mr. Perry is active in the community, including his service as a past president and board member of the Hampton Roads Association of Commercial Real Estate. Mr. Perry has been a director since 2009 and is a member of our Compensation Committee and Nominating Committee. The Company believes that Mr. Perry’s qualifications to sit on the Board of Directors include his general commercial real estate experience, in particular in the industrial realm, his operational experience in founding, developing and managing a successful commercial real estate investment and development enterprise and his prior service with the Federal Reserve Bank of Richmond as a bank examiner and internal auditor.

Ross C. Reeves. Mr. Reeves is a member of the Norfolk-based law firm, Willcox & Savage, P.C. Mr. Reeves has been in private legal practice for over 30 years, representing lenders, committees and businesses in workout negotiations, foreclosures and bankruptcy reorganization proceedings. Mr. Reeves is recognized as a preeminent expert on creditors’ rights and bankruptcy related matters, having been recognized in the Best Lawyers in America publication (Bankruptcy and Creditor-Rights Law) since 1992 and as a Fellow in the American College of Bankruptcy. Mr. Reeves also is recognized as a Certified Business Bankruptcy Specialist with the American Board of Certification and has lectured extensively on creditors’ rights issues and shareholder disputes. Mr. Reeves has served as a director since 1992 and is a member of our Nominating Committee and our Executive Committee. The Company believes that Mr. Reeves’ qualifications to sit on the Board of Directors include his experience and perspective developed as a practicing attorney, in particular his focus on representing financial institutions in bankruptcy and other distressed-debtor situations and assessing impaired credit on behalf of his lender clients, together with his many years of service to the Company.

James A. Cummings. Mr. Cummings currently serves as Managing Partner of Southern Atlantic Properties LLC, a real estate company. Before that, Mr. Cummings served as Chief Executive Officer of Southern Atlantic Screenprint and Sign, a custom manufacturer of screen printed decals, signs, banners, point of purchase materials and other graphics. Mr. Cummings also previously owned and served as Chief Executive Officer of Southern Atlantic Label Co., Inc., a Chesapeake, Virginia-based producer of product labels for over 1,000 customers, including nationally known manufacturers and distributors, until its sale to York Label at the end of 2009. Mr. Cummings has been a director since 1992 and is a member of the Company’s Audit Committee. The Company believes that Mr. Cummings’ qualifications to sit on the Board of Directors include his management and operational experience as a small business owner and his general financial acumen, as well as his long-time service as a director.

Michael S. Ives. Mr. Ives is the President & Chief Executive Officer of the Company and the Bank, positions he has held since February 2005, and serves on our Executive Committee. Mr. Ives previously served as President & Chief Executive Officer of CENIT Bancorp, Inc. for over nine years, before successfully leading CENIT’s sale to SouthTrust Corporation in 2001, following which he served as Chief Executive Officer for the Hampton Roads market of SouthTrust Bank for approximately three years. Mr. Ives was an attorney in private practice before commencing his banking career in 1987. The Company believes Mr. Ives’ qualifications to sit on the Board of Directors include his prior experience and success in leading and growing banks in our market and his extensive service in the banking industry in general, including his tenure with the Company.

David L. Kaufman. Mr. Kaufman is a founding Member and Senior Managing Director of Envest Private Equity, a private equity firm located in Virginia Beach, Virginia, which invests in privately-held, early stage growth companies in the eastern portion of the United States. Mr. Kaufman previously served as Chairman and Chief Executive Officer of The Vacation Store, which he co-founded in 1994 and grew into a leading national distributor of leisure travel before its sale in late 1998. Mr. Kaufman has been a director since 2005 and serves on our Compensation Committee. The Company believes that Mr. Kaufman’s qualifications to sit on the Board of Directors include his substantial experience in the operation, financing and oversight/management of small businesses and his relationships within the business community.

Peter M. Meredith, Jr. Mr. Meredith is Chairman & Chief Executive Officer of Meredith Construction Co., Inc., a highly regarded general contractor firm in our region. Mr. Meredith has been a director for nearly twenty years and serves as our Chairman of the Board, a position he has held since 1994. Mr. Meredith chairs our Nominating Committee and our Executive Committee, and he also serves as an ex officio member of our Compensation Committee. Mr. Meredith briefly acted as interim Chief Executive Officer of the Company, following the death of a former CEO and prior to the election of Mr. Ives, and is the Company’s largest shareholder. Mr. Meredith has also served since 1994 as a director of Waterside Capital Corporation, a publicly-held Norfolk-based small business investment company, currently holding the position of Waterside’s Chairman of the Board, and is an active real estate investor. The Company believes that Mr. Meredith’s qualifications to serve as a Director and Chairman of the Board include his great many years of service to the Company, his leadership and operation of a successful and well-regarded general contractor business, his local real estate investment expertise and his service on other public company boards.

Harvey W. Roberts, III. Mr. Roberts is a retired Certified Public Accountant and a decorated, retired U.S. military veteran. Prior to his retirement, Mr. Roberts was a principal in the Norfolk-based accounting firm McPhillips,

Roberts & Deans, PLC, one of the most well-regarded providers of business accounting and tax services in Hampton Roads. Since retiring, Mr. Roberts has been actively engaged in a number of other business endeavors, including investments in commercial real estate. Mr. Roberts has been a director since 1993 and serves on our Audit Committee, Nominating Committee and Executive Committee. The Company believes that Mr. Roberts’ qualifications to sit on the Board of Directors include his financial and accounting expertise developed as a Certified Public Accountant and his management experience as a principal in a sophisticated and respected accounting firm, together with his experience as a successful investor and manager of local commercial real estate and his numerous civic and charitable activities in our community.

Required Vote and Recommendation

The election of each nominee to the Board of Directors requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote; this means that the nominees receiving the greatest number of votes cast will be elected. There is no cumulative voting for the election of directors. A shareholder who desires to withhold voting of the proxy for one or more of the nominees may so indicate on his or her proxy card in accordance with the instructions provided.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL

ONE TO ELECT THE FIVE NOMINEES LISTED ABOVE AS “CLASS 3” DIRECTORS.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The Company’s Board of Directors has primary responsibility for the determination of corporate policies and the overall financial condition of the Company. The Board of Directors appoints a chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, Company management provides the Board of Directors with a regular and detailed flow of information relating to the Company’s overall condition and financial performance, as further described below. Although the Company’s Board of Directors meets only quarterly, the Board of Directors of the Bank meets every month. In addition to their participation in Company Board meetings, Company directors attend most if not all of these monthly Bank Board meetings, whether by virtue of their service as members of the Bank’s Board of Directors or as invited guests, thus affording all Company directors with ample opportunity to remain well-informed regarding all aspects of our company and business.

Board Leadership Structure

The offices of the Company’s Chairman of the Board and its President & Chief Executive Officer are separate and held by different persons.

The Chairman of the Board, Peter M. Meredith, Jr., is an independent director (as determined in accordance with the criteria discussed below under “Independence of Directors”) and was appointed Chairman in 1994, after two years of service on the Board of Directors. The duties of the Chairman of the Board include presiding at meetings of the Board of Directors; calling special meetings of the Board; establishing agendas for meetings of the Board with advice from senior Company management and outside advisors; advising and consulting with the President & Chief Executive Officer, other executive officers and the chairmen of the standing Board committees regarding strategies, risks, opportunities and other matters; and providing strategic leadership and guidance. Mr. Meredith also serves as an ex officio member of the Compensation Committee and chairs both our Nominating Committee and Executive Committee. The duties of these committees are described under “Board Committees” beginning on page 11 below.

The President & Chief Executive Officer, Michael S. Ives, was appointed to those offices on February 7, 2005. He is the principal management officer of the Company, responsible for supervision of its executive and senior management and the operations of the Company and the Bank.

The Board of Directors has determined that the separation of the offices of Chairman of the Board and President & Chief Executive Officer is the most appropriate structure for the Company at this time, in particular given Mr. Meredith’s long tenure in the Chairman position, and the Board has further concluded that the structure will enhance Board independence and oversight and ensure there is no duplication of efforts between the two positions. Moreover, the separation of the Chairman of the Board and President & Chief Executive Officer allows the President & Chief Executive Officer to better focus on his responsibilities of running the Company and the Bank, enhancing shareholder value and expanding and strengthening our franchise, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing guidance to and independent oversight of management.

Board Role in Risk Oversight

Risk is inherent with every business, and the extent to which a business effectively manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk and liquidity risk. As a general principle, while the Company has not developed an enterprise-wide risk statement, the Board of Directors strongly believes that sound loan underwriting standards to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk further the effective oversight and management of the Company’s risk.

More specifically, management is responsible for the day-to-day oversight of risks the Company faces, while the Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and the internal and external audit process, among other things. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

At meetings of the Board of Directors and its committees, directors receive regular updates from senior management, who also are available to answer any questions regarding risk management or other matters. Outside of formal meetings, the Board of Directors, its committees and individual directors have access to senior executives, including the Chief Executive Officer and Chief Financial Officer, whenever necessary or appropriate.

We recognize that different Board leadership structures may be appropriate for different companies. We will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis, as and when appropriate from time to time, to ensure they effectively meet the Company’s needs.

Independence of Directors

Because our common stock is quoted on the Over-the-Counter Bulletin Board, we are not subject to certain rules respecting the independence of directors applicable to companies traded on a national securities exchange. However, in assessing the independence of our directors, we apply the definition of “independent director” as prescribed under the NASDAQ Listing Rules (“NASDAQ Rules”), which provide that an independent director is free of any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In accordance with this guidance, the Board of Directors has determined that all of the directors of the Company would be considered independent, with the exception of Michael S. Ives, our President & Chief Executive Officer. Further, other than Mr. Ives (who serves on the Company’s Executive Committee), all of the members of the Board committees of the Company are considered independent under the NASDAQ Rules. In making its determination concerning the independence of its directors, the Board of Directors reviewed and considered each director’s relationships, both direct and indirect, with the Company and the Bank, including those relationships described in this Proxy Statement below under “Certain Relationships and Related Transactions”. The Board of Directors also considered that Peter M. Meredith, Jr., our Chairman of the Board and largest shareholder, has in the past served as general contractor for various construction and facility renovation projects undertaken by the Company.

Shareholder Communications with the Company’s Board of Directors

The Board of Directors has not established a written policy regarding communications with shareholders. A formal written policy has not been adopted because directors maintain periodic contact with shareholders through business, personal and community-based activities. Although not prescribed in a policy, shareholders may communicate with the Board of Directors through written correspondence addressed to the Company’s executive office at 150 Granby Street, Norfolk, Virginia 23510. Personal correspondence from a shareholder directed to an individual director will be referred, unopened, to that director. Personal correspondence marked “confidential” from a shareholder not directed to a particular director will be referred, unopened, to the Chairman of the Board.

Board Meetings; Meeting Attendance

The business of the Company is managed under the direction of the Board of Directors, with certain functions delegated to standing committees of the Board further described below. Regular Board meetings are held quarterly, in January, April, July and October of each year. Furthermore, as noted above, the Board of Directors of the Bank meets every month. In addition to their participation in Company Board meetings, Company directors attend most if not all of these monthly Bank Board meetings, thus affording all Company directors with ample opportunity to remain well-informed regarding all aspects of our company and business. The Board of Directors of the Company met four (4) times in 2011. All directors attended at least 75% of the total meetings of the Company’s Board of Directors in 2011, except that Ross C. Reeves attended 25% of those Board meetings, though he attended seven of the twelve (or 60%) of the monthly Bank Board meetings.

The Board of Directors does not have a policy regarding attendance at annual shareholder meetings. However, all Board members are strongly encouraged to attend such meetings, and eleven (11) of the Board members attended the 2011 Annual Meeting of Shareholders held on June 16, 2011.

Board Committees

The Board of Directors has four standing committees, the Audit Committee, Compensation Committee, Nominating Committee and Executive Committee, as well as other ad hoc committees. All committee meetings are scheduled by the committee chairpersons as deemed necessary. All committee members attended at least 75% of the meetings of the various committees on which they served as members in 2011, except that Mr. Kaufman attended 50% of the Compensation Committee meetings and Mr. Johnson did not attend any of the Compensation Committee meetings. Certain information regarding the members and duties of the various committees is detailed below.

Audit Committee

The Audit Committee consists of F. Dudley Fulton (Chairman), David A. Arias, Lisa F. Chandler, James A. Cummings, L. Allan Parrott, Jr., and Harvey W. Roberts, III. The Board of Directors has determined that Mr. Fulton is the “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and Mr. Fulton is an “independent director” under the guidelines used by the Company as described above under “Independence of Directors”. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm of the Company. It also must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. Further, while management has primary responsibility for the consolidated financial statements and financial reporting process for the Company, the Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. The Audit Committee acts as the intermediary between the Company and the independent registered public accounting firm and reviews the reports of the accountants. The Audit Committee has adopted a formal written charter, which was amended and restated in its entirety in March 2009, and is filed as Appendix A to this Proxy Statement, but is currently not available to our shareholders on the Company’s website. The Audit Committee held four (4) meetings in 2011.

Please see “Audit Committee Report” beginning on page 12 below.

Compensation Committee

The Compensation Committee consists of Stephen A. Johnsen (Chairman), Thomas G. Johnson, III, David L. Kaufman, Charles R. Malbon, Jr. and Donald E. Perry, all of whom are “independent directors” under the guidelines used by the Company as described above under “Independence of Directors”. (Peter M. Meredith, Jr., as Chairman of the Board, also serves as an ex officio member of the Committee.) The Compensation Committee has not adopted a formal written charter. The Compensation Committee is responsible for overseeing the compensation structure of the Company. The Compensation Committee also reviews the performance and establishes the compensation of the Company’s President & Chief Executive Officer and, after considering the recommendations of the President & Chief Executive Officer, reviews and approves the compensation of the Company’s other executive officers. In addition, the Compensation Committee administers the Heritage 2006 Equity Incentive Plan.

The Compensation Committee may not delegate its authority to other persons. The Compensation Committee held two (2) meetings in 2011.

Nominating Committee

The Nominating Committee consists of Peter M. Meredith, Jr. (Chairman), Stephen A. Johnsen, Charles R. Malbon, Jr., Donald E. Perry, Ross C. Reeves and Harvey W. Roberts, III, all of whom are “independent directors” under the guidelines used by the Company as described above under “Independence of Directors”. The function of this committee is to identify and present nominees for membership on the Board of Directors. The Nominating Committee did not meet in 2011.

The Nominating Committee has not adopted a formal written charter. The Board of Directors relies on the discretion of the Nominating Committee members to identify potential nominees from sources they deem appropriate. The Nominating Committee has not formulated specific criteria for nominees, but it considers qualifications that include, but are not limited to, capability, ability to serve, conflicts of interest, ability to refer desirable business to the Bank, willingness and ability to make equity investments in the Company and other relevant factors. The Nominating Committee also emphasizes diversity (discussed in greater detail in the following paragraph), character, ethics, judgment, financial literacy, business acumen and community involvement, among other criteria it may consider in evaluating whether or not a given individual would be an effective Board member. In addition, directors and director nominees are subject to various laws and regulations pertaining to financial holding companies, including a minimum stock ownership requirement.

The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, members of the Committee consider and discuss diversity, among other factors, with a view toward the needs of the Board of Directors as a whole. The Nominating Committee generally considers diversity to consist of a number of factors including, among others, race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities and attributes that contribute to a distinctive director mix when identifying and recommending director nominees. The Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Committee’s goal of creating a Board of Directors that best serves the needs of the Company and the interest of its shareholders.

The Nominating Committee utilizes a variety of resources in identifying nominees, including recommendations of other members of the Board of Directors, management, individuals who serve the Company and the Bank on advisory boards, and other business or community leaders. The Nominating Committee may consider recommendations from shareholders, provided that such recommendations comply with applicable requirements under the Company’s Bylaws, including the requirement that each notice of recommendation set forth, (i) as to each person whom such shareholder proposes to nominate for election or re-election as a director, (x) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, under applicable law (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (y) all information, certifications, reports and submissions required by the Federal Reserve Board, Virginia Bureau of Financial Institutions or any other regulatory agency with supervisory authority over the Company or the Bank with respect to the designation of a new director of a bank holding company or financial institution regulated by such a regulatory agency; and (ii) as to the shareholder giving the notice, his or her name and address and the number of shares beneficially owned by such shareholder. The Company has not paid a third party to assist in identifying, evaluating or otherwise assisting in the nomination process.

Executive Committee

The Executive Committee consists of Peter M. Meredith, Jr. (Chairman), Michael S. Ives, Stephen A. Johnsen, Charles R. Malbon, Jr., L. Allan Parrott, Jr., Ross C. Reeves and Harvey W. Roberts, III. When the Board of Directors is not in session, the Executive Committee is authorized to exercise all powers vested in the Board, subject to certain matters reserved exclusively for action by the Board of Directors in the Company’s Bylaws. The Executive Committee did not meet in 2011.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Committee has discussed with the independent auditors their independence. The Committee also has discussed with the Company’s internal and independent auditors the overall scope and specific plans for their respective audits, among other things.

The Audit Committee also meets with internal and independent auditors, with and without management present, to discuss the results of the auditors’ examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the applicable audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

This report is provided by the following directors who constitute the Audit Committee of the Company as of the date hereof.

Audit Committee of Heritage Bankshares, Inc.

F. Dudley Fulton, Chairman

David A. Arias

Lisa F. Chandler

James A. Cummings

L. Allan Parrott, Jr.

Harvey W. Roberts, III

Certain Relationships and Related Transactions

Loans to Officers and Directors

Certain directors and officers of the Company and the Bank, members of their immediate families and corporations, partnerships and other entities with which such persons are affiliated are customers of the Bank. As such, some of these persons engaged in transactions with the Bank in the ordinary course of business during 2011, and we expect that they will have additional transactions with the Bank in the future. All loans extended and commitments to lend by the Bank to such persons were made in the ordinary course of business, were made upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and do not involve more than the normal risk of collectability or present other unfavorable features. None of such loans are classified as nonaccrual, past-due, restructured or potential problem, and all such loans are current as to principal and interest. As of December 31, 2011, the aggregate amount of outstanding loans from the Bank to executive officers and directors of the Company and the Bank, members of their immediate families and entities with which they are affiliated, was approximately $15.42 million.

Other Transactions and Relationships

The Company and the Bank retained the law firm of Willcox & Savage, P.C. in 2011 in connection with certain legal matters, and we expect to continue to do so in the future. Ross C. Reeves, a director of the Company, is an attorney (partner) with Willcox & Savage, P.C. The Company paid fees of $184,604 to the firm during 2011.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its Principal Executive Officer and Principal Financial Officer. The Code of Ethics summarizes the legal, ethical and regulatory standards that such individuals must follow and is a reminder to all of the Company’s directors and executive officers of the seriousness of that commitment. As adopted, the Code of Ethics sets forth written standards that are designed, among other things, to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the SEC and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

A copy of the Company’s Code of Ethics may be obtained by any person, without charge, by accessing the Company’s web site at: http://www.heritagebankva.com/ethics.asp.

Director Compensation

The table below presents information related to the compensation of the Company’s nonemployee directors (i.e., excluding Michael S. Ives, our President & Chief Executive Officer, who also serves as a director) for the fiscal year ended December 31, 2011.

Director Compensation for the Fiscal Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash ($) (1)	Stock/Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

David A. Arias	8,700	—	—	200	8,900

Lisa F. Chandler	8,850	—	—	100	8,950

James A. Cummings	8,850	—	—	400	9,250

Wendell C. Franklin*	5,400	—	—	—	5,400

F. Dudley Fulton	9,050	—	—	400	9,450

Stephen A. Johnsen	8,650	—	(3)	300	8,950

Thomas G. Johnson, III	8,250	—	—	200	8,450

David L. Kaufman	8,400	—	—	200	8,600

Charles R. Malbon, Jr.	8,550	—	—	800	9,350

Peter M. Meredith, Jr.	20,400	—	—	200	20,600

L. Allan Parrott, Jr.	8,700	—	—	200	8,900

Donald E. Perry	8,550	—	—	300	8,850

Ross C. Reeves	8,250	—	—	200	8,450

Harvey W. Roberts, III	8,850	—	—	100	8,950

*	Mr. Franklin resigned from the Board of Directors effective August 9, 2011.
(1)	Under its policy in effect during the first calendar quarter of 2011, (i) directors of the Company who were not also directors of the Bank received an annual retainer of $6,000 per year, pro rated for any partial year, and (ii) directors of the Bank likewise received an annual retainer of $6,000 per year, pro rated for any partial year. Board members also received $150 for each Board Committee meeting attended, and Committee chairs received $200 for each Committee meeting chaired.

Under a new policy adopted by the Board in March 2011 upon the recommendation of the Compensation Committee, effective April 1, 2011, (i) directors of the Company who are not also directors of the Bank receive an annual retainer of $9,000 per year, pro rated for any partial year, and (ii) directors of the Bank likewise receive an annual retainer of $9,000 per year, pro rated for any partial year, in each case payable in equal monthly installments of $750 each. Also on the recommendation of our Compensation Committee, effective April 1, 2011, the Board approved a “Special Chairman’s Retainer” of $25,000 per year, pro rated for partial years, to be paid to Mr. Meredith (in lieu of other annual retainers) in equal monthly installments of $2,083.33 each for as long as he continues service as Chairman of the Board of both the Company and the Bank.

(2)	In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan, as amended (“2006 Incentive Plan”), which authorizes the grant by the Board of Directors of stock options, stock appreciation rights, restricted stock and certain other equity awards to key employees and nonemployee directors of the Company and the Bank. No stock or options were granted to nonemployee directors under the 2006 Incentive Plan during 2011.
(3)	Stephen A. Johnsen and the Bank entered into a deferred compensation arrangement in 1985 pursuant to which Mr. Johnsen deferred $12,000 of his director’s fees. The agreement provides for the Bank to pay Mr. Johnsen a retirement benefit of $3,355 per month for 120 months beginning on April 1 following his attainment of age 70. The agreement further provides that if Mr. Johnsen dies before his retirement benefit begins, the Bank will pay his designated beneficiary $1,976 per month for 120 months thereafter. Similar arrangements were made for the other outside directors of the Company serving in 1985 and for a number of years thereafter. Over the years, all of the participants in the arrangement except Mr. Johnsen have retired from Board service. The Company is the owner and beneficiary of an insurance policy on the life of Mr. Johnsen with a total death benefit of $213,599 at December 31, 2011. Compensation expense in 2011 related to Mr. Johnsen’s deferred compensation arrangement was $31,976.
(4)	Directors of the Company receive $100 for each Company “Advisory Board” meeting attended. In addition, Mr. Malbon is the Chairman of the Company’s Virginia Beach Advisory Board and receives $200 for each such Advisory Board meeting chaired.

Named Executive Officers of the Company and the Bank

The following information is provided with respect to the current named executive officers of the Company and the Bank who are not also directors (for information regarding Michael S. Ives, our President & Chief Executive Officer, who also serves as a director, please see “Director Background and Qualifications” above):

Name	Age	Position
John O. Guthrie	62	Executive Vice President & Chief Financial Officer

Sharon Curling Lessard	53	Executive Vice President & Chief Banking Officer

Leigh C. Keogh	37	Executive Vice President & Chief Lending Officer

John O. Guthrie. Mr. Guthrie has served as Executive Vice President & Chief Financial Officer of the Company and the Bank since February 14, 2005. Mr. Guthrie served as Chief Financial Officer of CENIT Bancorp, Inc., a position he held from 1992 to August 2001, until CENIT was acquired by SouthTrust Corporation in August 2001. After briefly holding a position with SouthTrust Bank following the CENIT acquisition, Mr. Guthrie was employed as an investment advisor with Legg Mason in Norfolk, Virginia, from approximately November 2002 to January 2004.

Sharon Curling Lessard. Ms. Lessard was appointed as Executive Vice President and to the position of Chief Banking Officer of the Bank on December 17, 2008. Ms. Lessard has been with the Company since 1988 and, prior to her appointment as Executive Vice President & Chief Banking Officer, served as Senior Vice President/Retail Banking Executive.

Leigh C. Keogh. Mr. Keogh was appointed as Executive Vice President and to the position of Chief Lending Officer of the Bank on December 17, 2008. Mr. Keogh began employment with the Company in 1997 and served as Vice President/Commercial Lending and as Senior Vice President/Commercial Lending Team Leader until his appointment as Executive Vice President & Chief Lending Officer.

EXECUTIVE COMPENSATION

Compensation

The summary compensation table below presents information related to the compensation the Company’s Principal Executive Officer and other Named Executive Officers during the fiscal years ended December 31, 2011:

Summary Compensation Table for the Fiscal Years Ended December 31, 2011 and 2010

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock/Option Awards ($)	Nonqualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($)		Total ($)
Michael S. Ives President & Chief Executive Officer	2011	400,000	(2)	—	—	19,914	15,349	(3)	435,263
	2010	400,000	(2)	—	—	11,750	16,602	(3)	428,352

John O. Guthrie Executive Vice President & Chief Financial Officer	2011	130,300		—	—	—	5,217	(4)	135,517
	2010	130,300		—	—	—	5,193	(4)	135,493

Leigh C. Keogh Executive Vice President & Chief Lending Officer	2011	150,000		—	—	—	11,572	(5)	161,572
	2010	135,000		—	—	—	7,598	(5)	142,598

Sharon Curling Lessard Executive Vice President & Chief Banking Officer	2011	110,000		—	—	—	10,231	(6)	120,231
	2010	110,000		—	—	—	7,902	(6)	117,902

(1)	Consists of (a) compensation expense of $15,369 and $9,635 incurred by the Company in 2011 and 2010, respectively, in respect of the Supplemental Executive Retirement Plan (“SERP”) maintained for Mr. Ives, and (b) $4,545 and $2,115 in above-market earnings earned in 2011 and 2010, respectively, on compensation deferred under the SERP. Please also see the narrative discussion that follows this table for additional information regarding the SERP, which provides Mr. Ives with a fixed payment of $25,000 per year for ten years regardless of any excess earnings on such deferred compensation.
(2)	Mr. Ives deferred $96,000 and $132,000 of his salary in 2011 and 2010, respectively, pursuant to his Executive Deferred Compensation Agreement and associated Deferred Compensation Plan (“Rabbi”) Trust. The market value of the deferred compensation held in trust increased by $3,915 and $1,639 in dividend payments during 2011 and 2010, respectively, decreased by $3,171 in unrealized losses at December 31, 2011 and increased by $14,844 in unrealized gains at December 31, 2010. Please also see the narrative discussion that follows this table for additional information regarding Mr. Ives’ deferred compensation arrangement.
(3)	Includes (a) $8,575 and $9,620 contributed to the Bank’s 401(k) Plan by the Bank in 2011 and 2010, respectively; (b) $6,000 in automobile allowance in each of 2011 and 2010; and (c) $774 and $982 representing taxable compensation related to group life insurance in 2011 and 2010, respectively.
(4)	Includes (a) $4,583 and $4,560 contributed to the Bank’s 401(k) Plan by the Bank in 2011 and 2010, respectively; and (b) $634 and $633 representing taxable compensation related to group life insurance in 2011 and 2010, respectively.
(5)	Includes (a) $5,464 and $3,868 contributed to the Bank’s 401(k) Plan by the Bank in 2011 and 2010, respectively; (b) $108 and $90 representing taxable compensation related to group life insurance in 2011 and 2010, respectively; (c) $2,140 representing a taxable fringe benefit related to use of a company-owned car in 2010; and (d) $6,000 in automobile allowance in 2011.

(6)	Includes (a) $4,066 and $3,538 contributed to the Bank’s 401(k) Plan by the Bank in 2011 and 2010, respectively; (b) $6,000 and $4,200 in automobile allowance in 2011 and 2010, respectively; and (c) $165 and $164 representing taxable compensation related to group life insurance in 2011 and 2010, respectively.

Equity Grants in Last Fiscal Year

In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan, as amended (“2006 Incentive Plan”), which authorizes the grant by the Board of Directors of stock options, stock appreciation rights, restricted stock and certain other equity awards to key employees and nonemployee directors of the Company and the Bank. In connection with the adoption of the 2006 Incentive Plan, the Board of Directors terminated the Company’s ability to issue new awards under both its 1987 Stock Option Plan and its 1999 Stock Option Plan. Awards granted under the 2006 Incentive Plan vest or become exercisable, as applicable, earlier upon a change in control (as defined in the 2006 Incentive Plan) of the Company, and such awards may in certain circumstances also vest or become exercisable, as applicable, earlier upon the grantee’s disability or death, termination without cause or resignation for good reason. No option granted under the 2006 Incentive Plan may be exercised after ten (10) years from the date of grant.

No stock options, restricted stock or other equity awards were granted to Named Executive Officers in 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable		No. of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael S. Ives President & Chief Executive Officer	30,000	(1)	—		11.03	February 8, 2015
	70,000	(2)	—		11.03	July 25, 2016

John O. Guthrie Executive Vice President & Chief Financial Officer	16,000	(3)	4,000	(3)	11.03	October 24, 2016
	1,600	(4)	400	(4)	12.12	December 18, 2017

Sharon Curling Lessard Executive Vice President & Chief Banking Officer	6,000	(3)	—		11.03	October 24, 2016
	1,600	(4)	400	(4)	12.12	December 18, 2017
	2,400	(5)	1,600	(6)	8.25	January 27, 2019

Leigh C. Keogh Executive Vice President & Chief Lending Officer	1,000	(6)	—		7.50	January 22, 2012
	6,000	(3)	—		11.03	October 24, 2016
	1,600	(4)	400	(4)	12.12	December 18, 2017
	2,400	(5)	1,600	(5)	8.25	January 27, 2019

(1)	These stock options were granted to Mr. Ives in 2005 under the Company’s 1987 Stock Option Plan in connection with his initial Employment Agreement with the Company and were immediately vested and exercisable.
(2)	These stock options were granted to Mr. Ives in 2006 under the 2006 Incentive Plan and, as of December 31, 2011, are all fully-vested and exercisable.

(3)	These stock options were granted to Mr. Guthrie, Ms. Lessard and Mr. Keogh, as applicable, in 2006 under the 2006 Incentive Plan and, as of December 31, 2011 (January 1, 2012, in the case of Mr. Guthrie, pursuant to a modified vesting schedule he agreed to in 2009), are all fully-vested and exercisable.
(4)	These stock options were granted to Mr. Guthrie, Ms. Lessard and Mr. Keogh, as applicable, in 2007 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2008, subject to accelerated vesting in certain circumstances.
(5)	These stock options were granted to Ms. Lessard and Mr. Keogh, as applicable, in 2009 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2009, subject to accelerated vesting in certain circumstances.
(6)	These stock options were granted to Mr. Keogh in 2002 under the Company’s 1999 Stock Option Plan and, as of December 31, 2011, are all fully-vested and exercisable.

Note: The table above does not reflect restricted stock awards granted to each named executive officer as of February 1, 2012. For additional information regarding these restricted stock awards, please see the Company’s current report on Form 8-K filed on January 31, 2012.

Agreements with Named Executive Officers

Employment Contracts

Michael S. Ives. The Company, the Bank and Michael S. Ives, the Company’s President & Chief Executive Officer, entered into an Amended and Restated Employment Agreement dated January 25, 2012. Mr. Ives’ Employment Agreement contains the following material provisions: (i) Mr. Ives’ current term of employment continues until January 31, 2018; (ii) the base salary payable to Mr. Ives under the Employment Agreement is $400,000 per year; and (iii) Mr. Ives is eligible to receive an annual incentive bonus based on performance during the applicable year, as determined by the Board of Directors in its discretion, but no annual bonus may exceed 35% of the base salary paid to Mr. Ives during the applicable year.

John O. Guthrie. The Company, the Bank and John O. Guthrie, the Company’s Executive Vice President & Chief Financial Officer, entered into a new Employment Agreement dated January 1, 2011, which replaced in its entirety Mr. Guthrie’s prior employment agreement immediately following the expiration of such prior agreement on April 30, 2011. The new Employment Agreement (i) continues through December 31, 2012, and thereafter renews automatically for successive additional two-year periods unless the Company or Mr. Guthrie otherwise notifies the other in accordance with the terms of the agreement; and (ii) provides for a base salary that is subject to review, at least annually, and increase by the Company in its sole discretion.

Sharon Curling Lessard. The Bank and Sharon Curling Lessard, the Company’s Executive Vice President & Chief Banking Officer, entered into a new Employment Agreement dated January 1, 2011, which replaced in its entirety a pre-existing employment agreement. The new Employment Agreement (i) continues through December 31, 2012 and thereafter renews automatically for successive additional two-year periods unless the Bank or Ms. Lessard otherwise notifies the other in accordance with the terms of the agreement; and (ii) provides for a base salary that is subject to review, at least annually, and increase by the Company in its sole discretion.

Leigh C. Keogh. The Bank and Leigh C. Keogh, the Company’s Executive Vice President & Chief Lending Officer, entered into a new Employment Agreement dated January 1, 2011, which replaced in its entirety a pre-existing employment agreement. The new Employment Agreement (i) continues through December 31, 2012 and thereafter renews automatically for successive additional two-year periods unless the Bank or Mr. Keogh otherwise notifies the other in accordance with the terms of the agreement; and (ii) provides for a base salary that is subject to review, at least annually, and increase by the Company in its sole discretion.

Payments Upon Termination of Employment or Change in Control

Mr. Ives. Mr. Ives’ Amended and Restated Employment Agreement also provides for certain payments to Mr. Ives in the following events of termination of his employment: (i) Mr. Ives will continue to receive his base salary for the remainder of the term of his agreement following his termination by the Company without “cause” (as defined in the agreement), except for termination without cause within 12 months after a “change of control” (as defined in the agreement), together with payment for all accrued and unused vacation and sick leave; (ii) Mr. Ives will continue to receive his base salary for the remainder of the term of his agreement following his termination for “good reason” (as defined in the agreement), except for termination for good reason within 12 months after a change in control, together with payment for all accrued and unused vacation and sick leave; (iii) if within 12 months after a change of control Mr. Ives’ employment is terminated without cause or Mr. Ives resigns for good reason, Mr. Ives will receive a lump-sum severance payment equal to 2.99 times his average annual compensation (includable in gross income for federal tax purposes) over the five years prior to the change of control and an additional “gross-up” payment to compensate Mr. Ives for any excise tax payable on such severance payment, together with payment for all accrued and unused vacation and sick leave; and (iv) in the event of Mr. Ives’ death, Mr. Ives’ estate will receive one month’s base salary together with payment for all accrued and unused vacation and sick leave.

Messrs. Guthrie and Keogh and Ms. Lessard. The new Employment Agreements for each of Mr. Guthrie, Ms. Lessard and Mr. Keogh also provide for certain payments to the applicable executive in the following events of termination of employment: (i) the executive will continue to receive his or her base salary for 12 months following termination by the Company without “cause” (as defined in the agreements), except for termination without cause following a “change of control” (as defined in the agreements), together with payment for all accrued and unused paid time off; (ii) the executive will continue to receive his or her base salary for 12 months following termination for “good reason” (as defined in the agreements), except for termination for good reason following a change in control, together with payment for all accrued and used paid time off; (iii) following a change of control, the term of the executive’s agreement will automatically be extended for two additional years, and if during the term of the agreement (as extended) his or her employment is terminated without cause or he or she resigns for good reason, the executive will receive a lump-sum payment equal to 18 months’ base salary then in effect (or, if greater, in effect immediately prior to the change of control), together with payment for all accrued and unused paid time off; and (iv) in the event of the executive’s death, his or her estate will receive one month’s base salary together with payment for all accrued and unused paid time off.

Employee Compensation Plans

Equity Incentive Plans.

The Company maintains the Heritage Bankshares, Inc. 1987 Stock Option Plan and the Heritage Bankshares, Inc. 1999 Stock Option Plan (collectively, the “Legacy Stock Option Plans”) for the benefit of key employees and nonemployee directors. Of the 480,000 shares authorized for option grants under the Legacy Stock Option Plans, 440,000 shares were authorized for grants to employees and 40,000 shares were authorized for grants to nonemployee directors. Concurrently with its approval of the 2006 Incentive Plan (described below), the Board of Directors terminated the Company’s ability to issue new awards under the Legacy Stock Option Plans.

In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan, as amended and restated effective January 28, 2009, and subsequently amended January 25, 2012 (the “2006 Incentive Plan”), which authorizes the grant of stock options, stock appreciation rights, restricted stock and certain other equity awards with respect to the Company’s common stock to key employees and non-employee directors. The maximum number of shares of the Company’s common stock that may be issued under the 2006 Incentive Plan is 250,000. The option price of either a nonstatutory stock option or an incentive stock option granted under the 2006 Incentive Plan will be the fair market value of the Company’s common stock on the date of grant. In connection with the 2009 restatement of the 2006 Incentive Plan, the Board of Directors amended the definition of “Fair Market Value” under the Plan to consist of the following: (i) the closing price of a share of the Company’s common stock on the OTC Bulletin Board on the grant date of the applicable award, if the grant date is a trading day; or (ii) if shares of the Company’s common stock are not traded on the grant date of the applicable award, then the closing price of a share of common stock on the OTC Bulletin Board on the next preceding date on which a trade occurred; or (iii) if (i) and (ii) are inapplicable, the fair market value as determined in good faith by the Board of Directors.

Deferred Compensation Plans.

Director Deferred Compensation Arrangement. In 1985, the Company entered into a deferred compensation and retirement arrangement with certain directors and subsequently with one officer. (As described above, only one current director of the Company, Stephen A. Johnsen, is a participant in this deferred compensation plan.) The Company’s policy is to accrue the present value of estimated amounts to be paid under the contracts over the required service period to the date the participant is fully eligible to receive the benefit.

SERP. Under a Supplemental Executive Retirement Plan dated September 23, 2009 (the “SERP”), the Company will pay Michael S. Ives, our President & Chief Executive Officer, a total of $25,000 each year for ten years, in equal monthly installments (i.e., $2,083.33), beginning (i) the later of the first day of the month following (x) the day Mr. Ives’ employment with the Company ceases or (y) the day Mr. Ives attains the age of 67, or (ii) if Mr. Ives’ employment ceases due to his death or if the Board of Directors of the Company determines that Mr. Ives is disabled, on the first day of the month following death or disability; provided, if Mr. Ives’ employment with the Company ceases within two years following a change of control of the Company, then on the first day of the month following such separation from employment Mr. Ives will receive a lump sum payment equal to the present value of all installments of the $25,000 benefit amount to which Mr. Ives would otherwise be entitled. No benefits will be paid to Mr. Ives if his employment with the Company is terminated for “cause”.

Executive Deferred Compensation Arrangement. Pursuant to an Executive Deferred Compensation Agreement effective February 1, 2010, Mr. Ives may (but is not obligated to) elect to defer a portion of his annual base salary each calendar year (an “Elective Deferral”), pursuant to an advance election process that complies with Internal Revenue Code Section 409A. The Elective Deferrals and related investment earnings are nominally funded through a grantor Deferred Compensation Plan Trust (i.e., a “Rabbi Trust”), where the Company is the grantor for income tax purposes and pursuant to which assets of the Company are maintained as reserves against the Company’s obligations under the Executive Deferred Compensation Agreement. The Elective Deferrals are 100% vested at all times, and the Elective Deferrals and any related investment earnings are payable (in a lump sum and/or installments) at separation from service, a change in control of the Company, a specified date, or upon death and/or disability, as specified by Mr. Ives with respect to each Elective Deferral.

At December 31, 2011 and 2010, the Company’s other liabilities included a total of $1,009,064 and $897,393, respectively, related to these deferred compensation plans. In addition, compensation expense related to these plans was $82,457 and $65,591 (including $19,914 and $11,750 in expense incurred by the Company in respect of the SERP maintained for Mr. Ives, as reflected above in the “Summary Compensation Table”) for the years ended December 31, 2011 and 2010, respectively.

Other Employee Benefit Plans.

401k Retirement Program. Effective January 1, 1993, the Board of Directors adopted a 401(k) Retirement Program (the “401K Plan”). Eligible employees who have completed the required months of service are eligible to participate in and make contributions to the 401K Plan. The Company makes employer matching contributions. The Company expensed $99,455 and $94,955 for the years ended December 31, 2011 and 2010, respectively, in respect of the 401K Plan.

Employee Stock Bonus Plan. The Board of Directors adopted a stock bonus plan (the “ESOP”) effective January 1, 1998. The ESOP covered substantially all employees after they met eligibility requirements, and funds contributed to the ESOP were used to purchase outstanding common stock of the Company. The Company last made a contribution to the ESOP for the year ended December 31, 2005, and as a result no employees became entitled to allocations of ESOP contributions after that date. During 2011, the Board of Directors adopted resolutions terminating the ESOP, effective as of November 1, 2011. The Company is in the process of seeking approval from the Internal Revenue Service of the termination, including the distribution of all remaining account balances to participants and beneficiaries entitled to them.

The Company recognized no compensation expense related to the ESOP for the years ended December 31, 2011 or 2010. Dividends received by the ESOP are used for administrative expenses of the plan. At December 31, 2011 and 2010, the ESOP owned 8,170 shares and 13,686 shares, respectively, of common stock of the Company. There were no contributions to the ESOP in the years ended December 31, 2011 or 2010. A total of 5,516 shares were distributed from the ESOP to terminated employees during 2011; no shares were distributed during 2010. During 2010, certain ESOP participants returned a total of 301 shares of common stock to the Company to correct inadvertent over-distributions of ESOP shares from the plan; no shares were returned in 2011. At December 31, 2011 and 2010, the fair market value of the shares held by the ESOP totaled $90,769 and $171,075, respectively.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth for (a) each director and each Named Executive Officer of the Company individually and (b) all directors and named executive officers of the Company as a group: (i) the number of shares of common stock of the Company beneficially owned on the Record Date by such person and group and (ii) such person’s and group’s percentage ownership of outstanding shares of common stock of the Company on such date. All of the Company’s directors and Named Executive Officers receive mail in their capacity as such at the Company’s principal executive office at 150 Granby Street, Norfolk, Virginia 23510.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class**
Directors:
David A. Arias	14,602	(1)	*
Lisa F. Chandler	8,509	(2)	*
James A. Cummings	31,126	(3)	1.35%
F. Dudley Fulton	31,120	(4)	1.35%
Michael S. Ives	190,457.8073	(5)	7.92%
Stephen A. Johnsen	30,590	(6)	1.33%
Thomas G. Johnson, III	14,400	(7)	*
David L. Kaufman	110,683	(8)	4.79%
Peter M. Meredith, Jr.	148,595	(9)	6.44%
Charles R. Malbon, Jr.	19,650	(10)	*
L. Allan Parrott, Jr.	49,740	(11)	2.16%
Donald E. Perry	11,792		*
Ross C. Reeves	11,100	(12)	*
Harvey W. Roberts, III	60,184	(13)	2.61%
Non-Director Named Executive Officers:
John O. Guthrie	33,580.7777	(14)	1.44%
Leigh C. Keogh	21,714.2505	(15)	*
Sharon C. Lessard	20,097.2092	(16)	*
All Named Executive Officers and Directors as a group (18 persons)	807,941	(17)	32.76%

*	Indicates less than one percent (1.0%) of the outstanding shares of common stock of the Company.
**	Applicable percentages are based on 2,305,965 shares of common stock outstanding on the Record Date. In accordance with Rule 13d-3 of the Securities Act of 1934 (the “Exchange Act”), security ownership figures also include both shares of common stock subject to options that may vest and be exercised within 60 days of the Record Date and unvested shares of restricted stock that may vest within 60 days of the Record Date, including currently unvested options and unvested shares of restricted stock that would vest immediately in the event of a change in control of the Company. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the applicable individual holding such options and/or shares of restricted stock, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. This table is based upon information supplied by officers, directors, and principal shareholders and (where applicable, if at all) Schedule 13Ds and 13Gs filed with the SEC. Unless indicated in the footnotes to this table, and subject to community property laws where applicable (if at all), the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(1)	Includes 1,952 shares held in custodial accounts for the benefit of two of Mr. Arias’ children (976 shares per account).

(2)	Includes 7,509 shares held in the name of the Lisa F Chandler Trust U/A dated 03/19/2001.
(3)	Includes 30,126 shares owned jointly with Mr. Cummings’ wife.
(4)	Approximately 20,000 shares owned by Mr. Fulton are pledged as security for other obligations.
(5)	Includes (a) 30,000 shares issuable upon exercise of options to purchase shares pursuant to the Company’s 1987 Stock Option Plan, (b) 70,000 shares issuable upon exercise of options to purchase shares pursuant to the Heritage 2006 Equity Incentive Plan (the “2006 Incentive Plan”) and (c) 16,100 unvested shares of restricted stock granted and currently held under the 2006 Incentive Plan. Mr. Ives is also a participant in the Employee Stock Bonus Plan (“ESOP”) maintained by the Company and, as a result, had an interest in 133.8073 shares of the common stock owned by the ESOP as of the plan year ended December 31, 2011.
(6)	Includes 3,300 shares owned jointly with Mr. Johnsen’s wife.
(7)	Includes (a) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the Company’s 1999 Stock Option Plan, and (b) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(8)	Includes (a) 1,000 shares owned by Mr. Kaufman’s wife, (b) 2,000 shares owned in the names of Mr. Kaufman’s two children (1,000 shares each), (c) 62,500 shares owned for the benefit of Trust U/W/O Fannie M. Broh, of which Mr. Kaufman is a trustee and with respect to which Mr. Kaufman has a certain pecuniary interest, and (d) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(9)	Includes (a) 30,598 shares held in the name of Meredith Realty Holding Company, L.L.C., (b) 36,294 shares held in the name of Pomar Holding Company, L.L.C., (c) 6,000 shares held in the name of Meredith Realty Associates, (d) 12,908 shares held in the Meredith Trust U/A Dated 12/19/1984 FBO Peter Meredith, III, of which Mr. Meredith and his spouse are the sole trustees, and (e) 39,865 shares owned by Mr. Meredith’s wife.
(10)	Includes (a) 7,750 shares owned jointly with Mr. Malbon’s wife and (b) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(11)	Includes (a) 2,800 shares held in trust for the benefit of Mr. Parrott’s children, and (b) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.
(12)	Includes 4,750 shares owned by Mr. Reeves’ wife.
(13)	Includes (a) 34,560 shares owned by Mr. Roberts’ wife and (b) 6,000 shares owned jointly with Mr. Roberts’ wife.
(14)	Includes (a) 22,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan and (b) 5,000 unvested shares of restricted stock granted and currently held under the 2006 Incentive Plan. Mr. Guthrie is also a participant in the ESOP maintained by the Company and, as a result, has an interest in 80.7777 shares of the common stock owned by the ESOP as of the plan year ended December 31, 2011.
(15)	Includes (a) 12,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan and (b) 5,000 unvested shares of restricted stock granted and currently held under the 2006 Incentive Plan. Mr. Keogh is also a participant in the ESOP maintained by the Company and, as a result, has an interest in 1,218.2505 shares of the common stock owned by the ESOP as of the plan year ended December 31, 2011.
(16)	Includes (a) 1,110 shares held in custodial accounts for the benefit of Ms. Lessard’s children, (b) 12,000 shares issuable upon exercise of options to purchase shares and currently held under the 2006 Incentive Plan and (c) 5,000 unvested shares of restricted stock granted pursuant to the 2006 Incentive Plan. Ms. Lessard is also a participant in the ESOP maintained by the Company and, as a result, has an interest in 1,849.2092 shares of the common stock owned by the ESOP as of the plan year ended December 31, 2011.

(17)	Includes (a) 30,000 shares issuable to all Named Executive Officers and directors as a group upon exercise of options to purchase shares pursuant to the Company’s 1987 Stock Option Plan, (b) 2,000 shares issuable to all Named Executive Officers and directors as a group upon exercise of options to purchase shares pursuant to the Company’s 1999 Stock Option Plan, (c) 128,000 shares issuable to all Named Executive Officers and directors as a group upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan, (d) 31,000 unvested shares of restricted stock granted to and currently held by all Named Executive Officers as a group under the 2006 Incentive Plan and (e) approximately 3,282 shares of the common stock owned by the ESOP in which our Named Executive Officers had an interest as of the plan year ended December 31, 2011.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to all persons and groups (excluding directors and Named Executive Officers as set forth above) known by the Company to be the beneficial owners of more than 5% of its outstanding common stock as of the Record Date.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Palladium Registered Investment Advisors 999 Waterside Drive, Suite 800 Norfolk, Virginia 23510	142,487	(1)	6.2	% (1)

(1)	Based on a Schedule 13G/A filed on January 3, 2012 by Palladium Registered Investment Advisors. Palladium is an investment advisor firm based in Norfolk, Virginia, that provides advisory services to many different clients, including certain of our shareholders whose Heritage stock is as a result included within the Palladium ownership figure noted above.

There are also 7,800 shares of the Company’s preferred stock issued and outstanding, which such preferred stock was issued to the Secretary of the Treasury in connection with the Company’s participation in the SBLF Program in 2011. The Secretary of the Treasury continues to beneficially own all of the issued and outstanding shares of SBLF preferred stock, and therefore no disclosure with respect to the preferred stock is required herein. The shares of SBLF preferred stock are not entitled to vote at the Annual Meeting.

Except for the foregoing ownership interest and as otherwise noted above under “Security Ownership of Management”, we are not aware of any other beneficial owner of 5% or more of the outstanding common stock of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own greater than ten percent (10%) of the common stock of the Company (the “Reporting Persons”) to file reports with the SEC relating to their individual ownership and changes in ownership of common stock. Reporting Persons are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports.

Based solely on its review of copies of such reports furnished to the Company by the Reporting Persons, the Company believes that all reporting requirements under Section 16(a) were complied with during the fiscal year ended December 31, 2011, except as follows:

•	Donald E. Perry filed one late Form 4 related to one transaction that was not timely reported.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has appointed, and the Board of Directors has ratified the appointment of, Elliott Davis LLC as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2012, and the Board of Directors desires that such appointment be ratified by the Company’s shareholders at the Annual Meeting.

Although the Company’s Bylaws do not require the appointment of the independent registered public accounting firm to be submitted to the shareholders for ratification, the Board of Directors believes it is appropriate to give shareholders the opportunity to ratify the Audit Committee’s selection (and Board’s ratification) of Elliott Davis LLC. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting, but if the shareholders fail to ratify Elliott Davis LLC as the independent registered public accounting firm selected by the Audit Committee, the Audit Committee may reconsider its selection.

A representative of Elliott Davis LLC is expected to be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires.

Fees of Independent Auditors

The following table shows the fees for professional services provided to the Company by its independent registered public accounting firm, Elliott Davis LLC, for the fiscal years ended December 31, 2011 and 2010:

	Year Ended December 31
	2011	2010

Audit Fees	$59,100	$56,300

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	7,978	3,210

Total Fees	$67,078	$59,510

Audit Fees. These are fees billed for professional services rendered by the independent registered public accounting firm for audits of the Company’s consolidated financial statements, for reviews of the financial statements included in the Company’s 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. These are fees that are billed by the independent registered public accounting firm for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees.

Tax Fees. These are fees billed for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice and tax planning.

All Other Fees. These are fees billed for products and services provided by the independent registered public accounting firm, other than for services reported above. The fees were billed for accounting consultation services provided in connection with interpretations of various accounting pronouncements as to their possible impact on the Company, as well as other accounting consultation services including research and consultation related to accounting matters in connection with the Company’s issuance of preferred stock pursuant to its participation in the SBLF Program in 2011.

Audit Committee Administration Pre-Approval Policies and Procedures.

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accounting firm. Generally, services are pre-approved by the Audit Committee through its annual review of the engagement letter. Subsequently, as the need for additional services arises, detailed information regarding the specific audit, audit-related, tax and permissible non-audit services are submitted to the Audit Committee for its review and approval prior to the provision of such services. In the event that the Audit Committee cannot meet prior to the provision of such services, the Audit Committee has delegated to its Chairman the authority to pre-approve such services. All such pre-approvals are then reported to the Audit Committee at its next meeting. All audit related services, tax services and other services (in each case, if any) provided in 2011 and 2010 were pre-approved by the Audit Committee, which concluded that the provision of such services by Elliott Davis LLC in 2011 and 2010 were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Required Vote and Recommendation

The proposal to ratify Elliott Davis LLC as the independent registered public accounting firm of the Company for the year ending December 31, 2012 will be approved if at the Annual Meeting the number of shares of common stock voted in favor of the proposal exceed the number of shares of common stock voted against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR

PROPOSAL TWO TO RATIFY ELLIOTT DAVIS LLC AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

SUBMISSION OF PROPOSALS FOR 2013 ANNUAL MEETING

Any shareholder who wishes to submit a proposal for consideration at the 2013 Annual Meeting of Shareholders, and who wishes to have such proposal included in the Company’s Proxy Statement for such meeting, must comply with SEC Rule 14a-8 and must have submitted the proposal in writing no later than December 31, 2012. Additionally, any such shareholder proposals or notifications must comply in all respects with the Company’s Bylaws as described above under “Board Committees — Nominating Committee”. All such proposals or notifications shall be delivered to the Company’s executive offices at 150 Granby Street, Norfolk, Virginia 23510, Attn: Michael S. Ives, President & Chief Executive Officer.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Annual Report of the Company (and President’s Report to Stockholders) have been mailed to shareholders with this Proxy Statement; however, such materials are not intended to be a part of the solicitation materials included within this Proxy Statement. Additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Annual Report of the Company (and President’s Report to Stockholders) may be obtained without charge by writing to our Chief Financial Officer, whose address is 150 Granby Street, Norfolk, Virginia 23510.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, at the Annual Meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

By Order of the Board of Directors,

/s/ Michael S. Ives
Michael S. Ives, President & Chief Executive Officer

Dated in Norfolk, Virginia and mailed

the 26th day of April, 2012

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR

NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND

PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

APPENDIX A

Audit Committee Charter

AUDIT COMMITTEE CHARTER

HERITAGE BANKSHARES, INC.

PREAMBLE

This Charter governs the Audit Committee of Heritage Bankshares, Inc. and its subsidiaries (the “Company”). The Audit Committee shall review and assess this Charter from time to time in its discretion or as otherwise directed by the Board of Directors of the Company (the “Board”).

I.	SCOPE OF DUTIES AND PURPOSE

A.	The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as follows:

1.	Serve as an independent and objective party to monitor the Company’s financial statements and its accounting and financial reporting processes.

2.	Review and evaluate the audit efforts of the Company’s independent accountants and internal auditing function.

3.	Provide an open avenue of communication among the independent accountants, senior management, the internal auditing function and the Board of Directors.

4.	Review the Company’s compliance with certain legal and regulatory requirements.

B.	The Audit Committee will substantially fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

C.	In discharging its oversight role, the Audit Committee or a designated party on its behalf is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee shall have the authority to engage independent counsel, independent accountants and/or other advisors as it determines necessary to carry out its duties. The Company shall provide appropriate funds, as determined by the Audit Committee, to enable the Audit Committee to fulfill its corporate governance responsibilities.

II.	COMPOSITION

A.	The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent of management and free from any relationship that in the opinion of the Board would interfere with the exercise of his or her independent judgment as a member of the Committee. Each member of the Audit Committee shall satisfy all other applicable requirements of the Securities Exchange Act of 1934, the Securities and Exchange Commission and the listing standards of any applicable securities exchange. All members of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows, and shall have a working familiarity with basic finance and accounting practices. At least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

B.	The members of the Committee shall be elected by the Board and shall serve until they are replaced, resign or their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall hold such regular meetings as may be necessary, but not less frequently than on a quarterly basis. The Chairman of the Audit Committee may call a meeting of the Audit Committee. Management, independent accountants, the Company’s legal counsel, regulatory representative and any other parties may attend the meeting at the discretion and invitation of the Audit Committee. A majority of members at an Audit Committee meeting will constitute a quorum. The action of a majority of members participating at any meeting of the Audit Committee at which quorum is present shall be deemed to be the consensus of the Audit Committee. As part of its job to foster open communication, the Committee (or at least its Chair) should meet at least annually with management and the independent accountants separately to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Audit Committee shall report on its activities to the Board of Directors on a regular basis at the Board’s request.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall undertake the following activities as and when required or appropriate:

A.	Documents/Reports Review

1.	Review and update this Charter as conditions dictate.

2.	Review the Company’s annual audited financial statements and quarterly unaudited financial statements, including disclosures made under “ Management’s Discussion and Analysis of Financial Condition and Results of Operation” and its critical accounting policies and practices, prior to the filing of the annual report on Form 10 K and quarterly reports on Form 10 Q.

3.	Review the regular internal reports to management prepared by the internal auditing function and management’s responses.

B.	Oversight of the Company’s Relationship with the Independent Accountants

1.	Be directly responsible, in its capacity as a committee of the Board, for the appointment and termination of the Company’s independent accountants and approve the fees and other compensation to be paid to the independent accountants. The Audit Committee will also provide oversight of work of the independent accountants, including resolution of disagreements between management and the independent accountants regarding financial reporting.

2.	Pre-approve all audits and permitted non-audit services, and the compensation, fees and terms for such services provided by the independent accountants, except as otherwise provided for as “de minimus” exceptions under Section 202 of the Sarbanes Oxley Act of 2002.

3.	At least annually, discuss with the independent accountants (and, where appropriate, obtain and review a formal written report by the independent accountants describing) any relationships between the firm and the Company and any other relationships that may adversely affect the independence of the independent accountants. In addition, the Audit Committee shall make direct inquiries of the independent accountants with respect to any disclosed relationships or services that may impact their objectivity and independence and take appropriate action to oversee the independence of the independent accountants.

4.	Review with the independent accountants any audit problems or difficulties or other matters recommended to be discussed under applicable authoritative guidance, including under Statement on Auditing Standards Number 61, as the same may be amended, modified and/or superseded from time to time, including any restrictions on the scope of the independent accountants’ activities or on access to requested information, and any significant disagreements between management and the independent accountants.

5.	At least annually, discuss with the independent accountants (and, where appropriate, obtain and review a formal written report by the independent accountants describing) their firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or by any inquiry or investigation by governmental or professional authorities, regarding any independent audits carried out by the firm, and any steps taken to deal with any such issues.

6.	Ensure the audit partners involved with the audit are independent and rotated as recommended by authoritative guidance.

7.	Maintain and follow clear hiring practices for employees or former employees of the independent accountants.

8.	At least annually, review and where appropriate discuss with the independent accountants their most recent Public Company Accounting Oversight Board exam report.

C.	Financial Reporting and Disclosure Processes

1.	In consultation with management and independent accountants, review and discuss the following:

a.	Integrity of the Company’s internal and external financial reporting processes, financial statements and major disclosures and the adequacy and effectiveness of the Company’s system of internal controls and disclosure controls procedures.

b.	Analysis of significant financial statement reporting issues, judgments relating to preparation of the Company’s financial statements, the appropriateness of accounting principles followed by the Company, and any changes to these same accounting principles.

c.	If applicable, the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements and related required disclosures.

d.	The annual audited financial statements and quarterly unaudited financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and its critical accounting policies and practices, prior to the filing of the annual report on Form 10 K and the quarterly reports on Form 10 Q.

2.	Periodically discuss with management the Company’s financial information released to the public, including but not limited to press releases that discuss earnings and “pro forma” or “adjusted non GAAP” information.

3.	Periodically consult with management and the independent accountants about the Company’s financial and operational risk exposures and related internal controls to monitor and control such risk exposures.

4.	Issue a report for inclusion in the Company’s proxy statement, disclosing that the Audit Committee reviewed and discussed the Company’s audited financial statements with management. The report should also include all information required to be provided under applicable Securities Exchange Act rules and regulations, including, without limitation, indicating whether or not the Audit Committee (a) recommends to the Board that the audited financial statements be included in the Company’s annual report on Form 10 K, (b) has discussed with the independent auditors matters recommended to be discussed under applicable authoritative guidance, including under Statement on Auditing Standards No. 61, as the same may be amended, modified and/or superseded from time to time, and (c) has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

D.	Oversight of the Company’s Internal Audit Function

1.	Be directly responsible, in its capacity as a committee of the Board, for the engagement and termination of the Company’s internal auditors and approve amounts payable in connection with the internal audit function. The internal auditors shall report directly to the Audit Committee, and the Committee will provide oversight of the internal audit function, including resolution of disagreements between management and the independent auditors.

2.	Periodically review the Company’s internal audit program in terms of the scope of the audit conducted, or scheduled to be conducted, and the effectiveness of the internal audit function. Periodically review the internal audit function resources, which includes its staffing levels and continuing education process, to determine adequacy to fulfill its duties.

3.	Ensure there are no unjustified restrictions or scope limitations of the internal audit function.

4.	Review any significant disagreement among management and the independent accountants or the internal audit function in connection with the preparation of the financial statements.

E.	Corporate Governance Compliance and Oversight Responsibilities

1.	Establish policies and procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and regarding any fraud detected or alleged within the Company, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and regarding possible fraudulent activities.

2.	Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

3.	Discuss with the Company’s legal counsel any matters that may have a material impact on the financial statements or the Company’s compliance policies.

4.	In consultation with management, confirm that the Company is in conformity with applicable banking and SEC laws and regulations and the Company’s Code of Ethics.

5.	Periodically review the Company’s Code of Ethics to ensure that management has implemented and maintains adequate systems to monitor and enforce compliance with the Code of Ethics.

6.	Review and evaluate the effectiveness of the Company’s process for assessing significant risks or exposures and the steps management takes or has taken to monitor and control such risks.

F.	Outside Advisors

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of:

1.	Compensation to the independent accountants for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; and

2.	Compensation to any advisors and legal counsel engaged by the Audit Committee that are necessary or appropriate in carrying out its duties.

G.	Other Duties

The Audit Committee has the discretion to perform other duties as it deems appropriate, which includes but are not limited to the following:

1.	Institute and oversee special investigations as needed;

2.	Consider the effectiveness of the Company’s internal control system; and

3.	Perform such duties as are assigned by the Board.

V.	LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it recognized that the members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, fulfilling the role of the independent accountants or auditors by profession. As such, it is not the duty of the Audit Committee or its members to plan or conduct audits or to determine whether the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations, as these are duties of management and the independent accountants.

Further to the discharge of its duties, each member of the Audit Committee shall be entitled to rely on:

1.	The integrity of the persons and organizations within and outside the Company from which it receives information.

2.	The accuracy of financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall promptly be reported to the Board of Directors).

3.	Representations made by management as to any information technology, internal audit and other non audit services provided by the independent accountants to the Company.

[END OF AUDIT COMMITTEE CHARTER]

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY HERITAGE BANKSHARES, INC.	For	With- hold	For All Except

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JUNE 14, 2012.			1.	Proposal One: To elect the following five (5) “Class 3” directors to serve three year terms until the 2015 Annual Meeting of Shareholders:	☐	☐	☐

The undersigned hereby revokes all prior proxies and appoints Peter M. Meredith, Jr. and Harvey W. Roberts, III, or any one of them, each with the power of substitution, as Proxies to vote, as designated below, all shares of Common Stock of Heritage Bankshares, Inc. held by the undersigned on the designated record date of April 16, 2012 at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. local time, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on Thursday, June 14, 2012, or any adjournment thereof.

Lisa F. Chandler; Stephen A. Johnsen; Thomas G. Johnson, III; Charles R. Malbon, Jr.; and L. Allan Parrott, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
					For	Against	Abstain
			2.	Proposal Two: To ratify Elliott Davis LLC as our independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐
			3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting	For ☐	Against ☐	Abstain ☐

  The Board of Directors unanimously recommends that shareholders vote their shares FOR the election of all of the directors nominated under Proposal One and FOR Proposal Two.

  This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made in a properly executed Proxy, this Proxy will be voted FOR all of the nominees in Proposal One and FOR Proposal Two. If any other business is presented at the Annual Meeting, the Proxies named above are authorized to vote in their discretion as to such other business properly before the meeting. The Board of Directors currently is not aware of any other business to be presented at the Annual Meeting.

Please be sure to date and sign this proxy card in the box below.		Date
Sign above	Co-holder (if any) sign above		PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.				☐

Please sign exactly as your name(s) appear below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Detach above card, sign, date and mail in postage paid envelope provided.

HERITAGE BANKSHARES, INC.

Please complete, date, sign and return this proxy at your earliest convenience in the envelope provided. Thank you.

By signing this Proxy Card you acknowledge receipt of the Notice of Annual Meeting of Shareholders to be held on June 14, 2012 and the related Proxy Statement dated April 26, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 14, 2012

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2012 Annual Meeting, Proxy Statement, Annual Report on Form 10 K, Annual Report of the Company (and President’s Report to the Stockholders) and Proxy Card, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2012 Annual Meeting, Proxy Statement, Annual Report on Form 10 K, Annual Report of the Company (and President’s Report to the Stockholders) and Proxy Card are available at https://materials.proxyvote.com/42721M.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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